As filed with the Securities and Exchange Commission on December 11, 2019

Registration No. 333-11949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-11949

UNDER THE SECURITIES ACT OF 1933

ASTEA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2119058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

240 Gibraltar Road Horsham, Pennsylvania (215) 682-2500	19044
(Address of Principal Executive Offices)	(Zip Code)

Rick Etskovitz

Chief Financial Officer

Astea International Inc.

240 Gibraltar Road

Horsham, Pennsylvania 19044

(215) 682-2500

(Name, address and telephone number of agent for service)

Copies to:

Gary A. Miller, Esq.

Two Liberty Place

50 S. 16th Street, 22nd Floor

Philadelphia, PA 19102

(215) 851-8400

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Amendment”) is being filed by Astea International Inc. (the “Company” or “Registrant”) to deregister all shares of the Company’s common stock, $0.01 par value per share (the “Shares”), remaining unsold under the Registration Statement on Form S-3 (No. 333-11949) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 13, 1996.

  On December 10, 2019, IFS Americas, Inc., a Delaware corporation (“Parent”) completed its previously announced acquisition of the Company pursuant to the Agreement and Plan of Merger dated October 7, 2019 (the “Merger Agreement”) entered into among the Company, Parent and IFS Amber, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Parent acquired the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving entity following the merger and as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 10, 2018 (the “Effective Time”) pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration the Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Astea International Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania, on December 10, 2019.

Astea International Inc.

December 10, 2019	By:	/s/ Rick Etskovitz
Rick Etskovitz
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.